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                                  EXHIBIT 11.1

                                ATMEL CORPORATION
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per-share data)
                                   (Unaudited)


                                                  THREE MONTHS ENDED   SIX MONTHS ENDED
                                                       JUNE 30,           JUNE 30,
                                                    1997      1996      1997      1996
                                                  --------  --------  --------  --------
    WEIGHTED AVERAGE SHARES OUTSTANDING
    FOR THE PERIOD

   Common stock                                     99,354    97,872    99,196    97,696

   Dilutive employee stock options and  warrants     1,892     3,024     2,349     2,938
                                                  --------  --------  --------  --------

SHARES USED IN PER-SHARE CALCULATION               101,246   100,896   101,545   100,634
                                                  ========  ========  ========  ========

NET INCOME                                        $ 27,408  $ 50,291  $ 66,146  $ 95,200
                                                  ========  ========  ========  ========

EARNINGS PER SHARE                                $   0.27  $   0.50  $   0.65  $   0.95
                                                  ========  ========  ========  ========



                Fully diluted earnings per share does not differ
                 significantly from primary earnings per share.